EXHIBIT 11

                 THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

               CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                     ($ in thousands, except per share data)


                                                      1999     1998      1997
                                                    -------   -------   -------

BASIC EARNINGS PER SHARE

Net income                                          $32,781   $26,760   $19,113

Average common shares outstanding                    13,831    13,671    13,127

                                                    -------   -------   -------
Basic Earnings Per Share                            $  2.37   $  1.96   $  1.46
                                                    =======   =======   =======

DILUTED EARNINGS PER SHARE (1)

Net income                                          $32,781   $26,760   $19,113

Average common shares outstanding                    13,831    13,671    13,127

Incremental common shares issuable:  stock options       18        19       309
                                                    -------   -------   -------

Average common shares outstanding assuming dilution  13,849    13,690    13,436
                                                    -------   -------   -------

                                                    -------   -------   -------
Diluted Earnings Per Share                          $  2.37   $  1.95   $  1.42
                                                    =======   =======   =======


(1) Diluted earnings per share include all average common shares outstanding adjusted for the incremental dilution of outstanding stock options.